CONTACT: John Zettler
Senior Vice President and Chief Financial Officer
715 836-9994 x109
DATE: September 16, 2008

CITIZENS COMMUNITY FEDERAL OPENS IN-STORE BRANCH AT
FARIBAULT, MINN. WAL-MART SUPERCENTER

EAU CLAIRE, Wis.—September 16—Citizens Community Bancorp, Inc., (NASDAQ: CZWI), the holding company for Citizens Community Federal, today announced that it recently opened its new branch inside the Wal-Mart Supercenter in Faribault, Minn.

The branch—now located inside Wal-Mart at 150 Western Avenue in Faribault—is Citizens’ ninth Wal-Mart Supercenter branch opening this year.  Two additional branch openings are planned for later in 2008.

Said Tim Cruciani, executive vice president of Citizens Community Bancorp, Inc., “We are excited to announce the opening of our new Faribault, Minn. Wal-Mart Supercenter in-store branch. Our continued development of in-store branches provides customers with improved accessibility and expanded hours—and Citizens a solid platform for growth. The new Citizens branch in Faribault offers the convenience, service and one-stop banking and grocery shopping experience that Wal-Mart and Citizens customers deserve.”

Citizens Community Federal currently has 18 branches in Wisconsin, Minnesota and Michigan.

About Citizens Community Bancorp, Inc.
Citizens Community Bancorp, Inc., based in Eau Claire, Wis., is the holding company for Citizens Community Federal, a federal savings association operating 18 full-service banking offices in Wisconsin, Minnesota and Michigan. Please visit us online at www.citizenscommunityfederal.net.

Except for historical information contained herein, the matters contained in this news release and other information in the Company’s SEC filings, may express “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including statements that are other than statements of historical facts. The risks and uncertainties that may affect the operations, performance, development, growth projections and results of the Company’s business include, but are not limited to, the growth of the economy, interest rate movements, timely development by the Company of technology enhancements for its products and operating systems, the impact of the Company to successfully integrate acquired companies, Congressional legislation, changes in regulatory or generally accepted accounting principles and similar matters. Readers are cautioned not to place undue reliance on forward-looking statements that are subject to influence by the

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Citizens Community Bancorp, Inc.
September 16, 2008

named risk factors and unanticipated future events. Actual results, accordingly, may differ materially from management expectations.

Citizens Community does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated and unanticipated events or circumstances after the date of such statements.

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